Exhibit 10.31

RESTRICTED STOCK AGREEMENT
UNDER THE
 CAL DIVE INTERNATIONAL, INC. 2013 STOCK INCENTIVE PLAN

THIS AGREEMENT (the "Agreement") is effective as of January 22, 2014 by and between Cal Dive International, Inc., a Delaware corporation ("Cal Dive"), and _______________ (the "Award Recipient").
WHEREAS, the Company maintains the 2013 Stock Incentive Plan (the "Plan"), under which the Compensation Committee of the Board of Directors of the Company (the "Committee") may, among other things, grant shares of restricted stock of Cal Dive's common stock, $0.01 par value per share (the "Common Stock"), to key employees of Cal Dive and its subsidiaries (collectively, the "Company") as the Committee may determine, subject to terms, conditions, or restrictions as it may deem appropriate;
WHEREAS, pursuant to the Plan, the Committee has awarded to the Award Recipient shares of restricted stock.
NOW, THEREFORE, in consideration of the premises, of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.
AWARD OF SHARES
1.1            The Committee hereby awards to the Award Recipient _______ shares of restricted stock (the "Restricted Stock").

1.2            The Restricted Stock is subject to the terms, conditions, and restrictions set forth in the Plan and in this Agreement.  The definition of all capitalized terms used herein and not otherwise defined herein shall be as provided in the Plan.

2.
VESTING
2.1            Subject to the provisions of the Plan and the other provisions of this Agreement, and provided the Award Recipient remains employed with the Company on the applicable date, the shares of Restricted Stock granted hereby vest as follows:

Shares Vesting	Scheduled Vesting Date
One-third of the shares	First Anniversary of Grant Date
One-third of the shares	Second Anniversary of Grant Date
One-third of the shares	Third Anniversary of Grant Date

2.2            Subject to Section 12 of the Plan, all unvested shares of Restricted Stock shall vest in full upon a Change of Control.

2.3            Termination of the Award Recipient's employment for any reason shall result in forfeiture of all unvested Restricted Stock.

3.
RESTRICTIONS ON RESTRICTED STOCK
In addition to the conditions and restrictions provided in the Plan, the shares of Restricted Stock and the right to vote the Restricted Stock and to receive dividends thereon may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered prior to vesting.  Subject to the restrictions on transfer provided in this Section 3, the Award Recipient shall be entitled to all rights of a stockholder of Cal Dive with respect to the Restricted Stock, including the right to vote the shares and receive dividends and/or other distributions declared thereon.

4.
EVIDENCE OF STOCK OWNERSHIP
4.1            Ownership of the Restricted Stock by the Award Recipient shall be reflected by the issuance of stock certificates or by book entry evidence of ownership.  Any stock certificates evidencing the Restricted Stock shall be retained by the Company until the lapse of restrictions under the terms hereof.  The Company shall place a restriction, in the form specified in the Plan, on any stock certificates or on any book entry evidence of ownership restricting the transferability of the shares of Restricted Stock.

4.2            Upon the lapse of restrictions on shares of Restricted Stock, the Company shall cause a stock certificate or book entry evidence of ownership without a restrictive legend to be issued with respect to the vested Restricted Stock in the name of the Award Recipient or his or her nominee within 30 days.  Upon receipt of such stock certificate or evidence of ownership, the Award Recipient is free to hold or dispose of the shares represented by such certificate or evidence of ownership, subject to applicable securities laws.

5.
DIVIDENDS
Any dividends paid on shares of Restricted Stock shall be paid to the Award Recipient currently.
6.
TAXES
6.1            Unless an Award Recipient timely makes the election described in Section 6.2, at any time that the Award Recipient is required to pay to the Company an amount required to be withheld under the applicable employment and income tax laws ("Withholding Obligation") in connection with the vesting of the Restricted Stock, the Award Recipient must deliver to the Company the full amount of the Withholding Obligation.  The Award Recipient shall have the right to fully satisfy this Withholding Obligation by requesting the Company to withhold, from the shares the Award Recipient otherwise would receive upon vesting of the Restricted Stock, that number of shares of Common Stock having an aggregate value (as determined under the Plan) equal to the Withholding Obligation; provided, however, that to prevent the issuance of fractional shares and the under-withholding of taxes, the Award Recipient agrees that the number of shares withheld shall be rounded up to the next whole number of shares.  The Committee does not have the right to disapprove of an election by the Award Recipient to have shares withheld in satisfaction of the Withholding Obligation.  The Award Recipient expressly agrees that unless he or she has delivered such amount to the Company, the Company has the right to withhold such amount from any other amounts payable to the Award Recipient by the Company.

6.2            The Award Recipient understands that he or she (and not the Company) shall be responsible for the Award Recipient's own tax liability that may arise as a result of the transactions contemplated by this Agreement.  The Award Recipient understands that Section 83 of the Code taxes as ordinary income the Fair Market Value of the Restricted Stock as of the date any restrictions on the shares lapse.  The Award Recipient understands that he or she may elect to be taxed at the time the Restricted Stock is granted rather than upon vesting by filing an election under Section 83(b) of the Code with the I.R.S. within thirty days from the date of grant; however, the Award Recipient may not make such an election without the written approval of the Company's Chief Financial Officer.  If, the Award Recipient makes such an election, the Award Recipient shall timely pay the Company the amount necessary to satisfy any related Withholding Obligation.

7.
NO CONTRACT OF EMPLOYMENT INTENDED
Nothing in this Agreement shall confer upon the Award Recipient any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the Award Recipient's employment relationship with the Company at any time.
8.
BINDING EFFECT
This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, and successors.
9.
INCONSISTENT PROVISIONS
The shares of Restricted Stock granted hereby are subject to the provisions of the Plan as in effect on the date hereof and as it may be amended.  If any provision of this Agreement conflicts with a provision of the Plan, the Plan provision shall control.

10.
GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.
11.
SEVERABILITY
If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal, or unenforceable in any respect as written, the Award Recipient and the Company intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law.  Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal, or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
12.
COMPANY'S RECOVERY RIGHT
12.1            The Company has the right to recover any shares of Restricted Stock issued under the Plan to the Award Recipient if (a) the Company's financial statements are required to be restated at any time beginning on the effective date of this Agreement and ending on the third anniversary of the date the Restricted Stock has fully vested and the Award Recipient is determined to be responsible, in whole or in part, for the restatement, or (b) the Restricted Stock is subject to any clawback policies the Company may adopt in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any resulting rules issued by the Securities and Exchange Commission or national securities exchanges thereunder.

12.2            The Award Recipient accepts the Restricted Stock subject to such recovery rights of the Company and in the event the Company exercises such rights, the Award Recipient shall promptly return the Restricted Stock to the Company upon demand.  If the Award Recipient no longer holds the shares of Restricted Stock at the time of demand by the Company, the Award Recipient shall pay to the Company, without interest, all cash, securities, or other assets received by the Award Recipient upon the sale or transfer of such shares.  The Company may, if it chooses, effect such recovery by withholding from other amounts due to the Award Recipient by the Company.

12.3            All determinations regarding the applicability of the provisions of this Section 12 shall be in the discretion of the Committee. In making its determinations, the Committee shall consider, among other things, the cost and benefit to the Company of making such demand and the level of unjust enrichment received by the Award Recipient. If the Committee elects to seek recovery, it may determine to seek recovery of all or only a portion of the Restricted Stock, or the value thereof as provided in Section 12.2.
13.
ENTIRE AGREEMENT; MODIFICATION
The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained herein.  Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of the Agreement shall be void and ineffective for all purposes.  The Committee may amend, modify, or terminate the Restricted Stock at any time prior to vesting in any manner not inconsistent with the terms of the Plan.  Notwithstanding the foregoing, no amendment, modification, or termination may materially impair the rights of an Award Recipient hereunder without his or her consent.
By Award Recipient's signature below, Award Recipient represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof.  Award Recipient has reviewed the Plan and this Agreement in their entirety and fully understands all provisions of this Agreement.  Award Recipient agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.
IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Award Recipient has executed this Agreement, all effective as of the date first above written.

CAL DIVE INTERNATIONAL, INC.

By:
Quinn J. Hébert
Chairman, President and Chief Executive Officer

AWARD RECIPIENT: